Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this to Registration Statement of MedAvail Holdings, Inc. on Form S-8, of our report dated March 24, 2020 relating to the consolidated balance sheets of MYOS RENS Technology, Inc. as of December 31, 2019 and 2018 and the consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2019.
We also consent to the reference to our Firm under the caption “Experts” in this Registration Statement.
/s/ WithumSmith+Brown, PC
East Brunswick, New Jersey
December 1, 2020